EXHIBIT 24.1

AMERICAN HONDA RECEIVABLES CORP.

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints H. Tanaka and Paul C. Honda as his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments to Registration Statement No. 333-132320, with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

NAME	TITLE	DATE

/s/ H. Tanaka	Director and President	June 5, 2008
H. Tanaka

/s/ Paul C. Honda	Director and Treasurer	June 5, 2008
Paul C. Honda

/s/ H. Moroe	Director and Secretary	June 5, 2008
H. Moroe

/s/ Alvin G. Hageman	Director	June 5, 2008
Alvin G. Hageman

/s/ Lawrence A. Brose	Director	June 5, 2008
Lawrence A. Brose